MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., February 15, 2013 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported a net loss of $1.6 million for the three months ended December 31, 2012 compared to net income of $224,000 for the quarter ended December 31, 2011. Correspondingly, the Company reported a net loss of $1.7 million for the six months ended December 31, 2012 compared to net income of $335,000 for the six months ended December 31, 2011. The reported losses for the three and six month periods ended December 31, 2012 compared to the same periods ending December 31, 2011, were primarily due to increases in the provision for loan losses of $2.6 million and $2.7 million for the respective periods.

Net interest income for the three and six months ended December 31, 2012 decreased to $2.3 million and $4.7 million, respectively, from $2.7 million and $5.4 million for the three and six month periods ended December 31, 2011, with the decreases attributable to declines in interest income due to a combination of lower levels of average interest earning assets as well as decreases in the average yield earned.  For the three months ended December 31, 2012, the average yield on interest earning assets was 3.85%, a decrease of 62 basis points when compared to the same period in 2011. For the six months ended December 31, 2012, the yield on interest earning assets was 3.98%, a decrease of 54 basis points when compared to the same period in 2011. The decline in yields on average earning assets, for both the three and six month comparative periods, is representative of the effects that the prolonged low interest rate environment has had on the Company’s loans receivable and investments held to maturity portfolios.  During the three months ended December 31, 2012, average interest earning assets had decreased by $6.4 million when compared to the same period in 2011.  For the six months ended December 31, 2012, the decline was $8.3 million when compared to the same period in the prior fiscal year.

The decreased levels of interest income were partially offset by decreases in interest expense.  The average rate paid on interest-bearing liabilities for the three months ended December 31, 2012 was 0.98%, a decrease of 23 basis points when compared to the same period in 2011. For the six months ended December 31, 2012, the average rate paid on interest-bearing liabilities was 1.00%, a decrease of 23 basis points when compared to the same period in 2011.  The net interest margin decreased to 2.97% for the three months ended December 31, 2012, compared to 3.36% for the three months ended December 31, 2011, a decrease of 39 basis points. The net interest margin decreased to 3.06% for the six months ended December 31, 2012, compared to 3.38% for the six months ended December 31, 2011, a decrease of 32 basis points. The reduction in average earning assets and yields, and interest-bearing liabilities and rates for both the three month and six month comparative periods resulted in lower levels of net interest income and net interest margins.

Non-interest income for the quarter ended December 31, 2012 totaled $162,000, a decrease of $11,000 or 6.4% compared to the same period in 2011.   For the six months ended December 31, 2012, non-interest income totaled $321,000, an increase of $4,000, or 1.3%, when compared to the same period in 2011.  The decrease in non-interest income for the three months ended December 31, 2012 compared to the three months ended December 31, 2011, was attributed to decreases in other non-interest income, fees and service charges and an unrealized gain in the trading security portfolio, offset by an increase in income from bank owned life insurance.  The increase for the six months ended December 31, 2012, compared to the six months ended December 31, 2011, was attributed to a unrealized gain in the trading security portfolio, an increase in income from bank owned life insurance, offset by decreases in other non-interest income and fees and service charges during the period.   The decrease in fees and service charge income for both the three and six month comparative periods, was in part, due to the Company waiving its fees for a period of time following Hurricane Sandy.

Total non-interest expense was essentially flat when comparing the three and six month periods ended December 31, 2012 with their respective corresponding periods in the prior fiscal year.  For the three months ended December 31, 2012, total non-interest expense increased by $63,000 or 3.1% compared to the same period ended December 31, 2011.  Professional services, salaries and employee benefits, and directors’ compensation increased by $46,000, $29,000 and $13,000, respectively, as did service bureau fees by $19,000 and other non-interest expense by $3,000, while occupancy and equipment, advertising, and FDIC assessment expenses decreased by $28,000, $16,000 and $3,000, respectively, for the three months ended December 31, 2012 compared to the three months ended December 31, 2011.  The increase in employee benefits expense was primarily due to an increase in staffing for the quarter ended December 31, 2012 and higher benefit cost related to retirement plans.

For the six months ended December 31, 2012, non-interest expense increased by $7,000 or 0.2% compared to the same period ended December 31, 2011.  Service bureau and other non-interest expense increased by $50,000 and $38,000, respectively, as did professional services by $23,000 and directors’ compensation by $25,000, while occupancy and equipment, advertising, and salaries and employee benefits expenses decreased by $82,000, $24,000 and $21,000, respectively, as did FDIC assessment expense by $2,000 for the six months ended December 31, 2012 compared to the six months ended December 31, 2011.  The decrease in salaries and employee benefits expense was primarily attributable to the retirement of the former President & CEO of the Company, as of December 31, 2011, who was succeeded by the former Executive Vice President whose position was not replaced. The former President & CEO continues to serve on the Board of Directors.

The loan loss provision for the three and six months ended December 31, 2012 was $3.0 million and $3.7 million, respectively, compared to $375,000 and $988,000 for the same periods ended December 31, 2011. The Company’s management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the Company’s level of loan growth and (5) the existing level of reserves for loan losses that are probable and estimable.  The Company experienced $507,000 in net charge-offs (consisting of

$549,000 in charge-offs and $42,000 in recoveries) for the three month period ended December 2012 compared to   $463,000 in net charge-offs (consisting of $463,000 in charge-offs and no recoveries) for the three month period ended December 31, 2011.  In addition, the Company experienced $1,464,000 in net charge-offs (consisting of $1,513,000 in charge-offs, comprising of $628,000 in one-to-four family loans, $404,000 in home equity loans, $249,000 in construction loans and $232,000 in commercial and industrial loans, respectively, and $49,000 in recoveries) for the six month period ended December 31, 2012 compared to $495,000 in net charge-offs (consisting of $495,000 in charge-offs and no recoveries) for the six months ended December 31, 2011.  The Company’s provision for loan losses for the three months ended December 31, 2012 totaled $3.0 million based on the level of allowance for loan losses the Company’s management deemed necessary, based on its quarterly review of the allowance for loan losses as of December 31, 2012.  The provision for loan losses for the quarter ended December 31, 2012 included $2.0 million deemed necessary to support the Company’s planned asset disposition strategy approved by the Board Directors during the quarter ended December 31, 2012.  This strategy was implemented in an attempt to rapidly reduce the dollar amount of non-performing loans in the Company’s loan portfolio.  The Company has incurred this additional loss at this time in order to mitigate significant costs associated with the foreclosure process, which can currently take up to three years to complete.  Based on the Company’s prior history, loans in the foreclosure process will experience prolonged expenses in the form of legal fees, property taxes, utilities, property maintenance, as well as asset depreciation due to neglect of the property.  As part of the aforementioned strategy, the Company performed an analysis to identify loans which will be part of this disposition strategy made available to the Company, which includes short sales, cash for keys, deeds in lieu of foreclosure and/or the bulk sale of loans.  The analysis provided management with a way to estimate the additional reserves required to complete the asset disposition strategy.  The Company feels that these losses are both probable and estimable and, accordingly, has recorded an additional provision for the quarter ended December 31, 2012.  The Company’s management team is actively engaged with borrowers and buyers to expedite the asset disposition strategy and will continue doing so until desired amount of non-performing loans have been removed from the Company’s loan portfolio.  The Company had $15.8 million in non-performing loans as of December 31, 2012, compared to $15.7 million as of December 31, 2011. The allowance for loan losses to total loans ratio was 2.20% at December 31, 2012, compared to 1.06% at December 31, 2011, while the allowance for loan losses to non-performing loans ratio increased from 16.93% at December 31, 2011 to 33.71% at December 31, 2012, primarily due to the increase in the allowance for loan losses during the first six months of this fiscal year. Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.54% and 0.61%, respectively, at and for the six months ended December 31, 2012 compared to 6.28% and 0.20% at and for the six months ended December 31, 2011.

Total assets decreased to $343.6 million at December 31, 2012, from $347.3 million at June 30, 2012, primarily due to a decrease of $18.1 million in cash and cash equivalents and a $6.8 million decrease in loans receivable, net, offset by an increase of $19.2 million in securities held to maturity.  Deposits were $282.0 million at December 31, 2012, down

$1.8 million compared to $283.8 million at June 30, 2012.   The decrease in deposit balances was primarily due to the Company lowering its offering rates.  FHLB advances were $20.0 million at both December 31, and June 30, 2012.  Stockholders’ equity was $39.0 million at December 31, 2012, compared to $40.9 million at June 30, 2012.  The decrease in shareholders’ equity was primarily due a decrease in earnings for the six months ended December 31, 2012, which was negatively impacted by the additional increase in the provision for loan losses and decrease in net interest income.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, President & CEO
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At December 31,	At June 30,
	2012	2012

Total assets	$343,637	$347,347

Cash and cash equivalents	15,637	33,757

Loans receivable, net	233,752	240,520

Securities held to maturity	69,938	50,706

Deposits	282,009	283,798

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	39,034	40,878

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Total interest income	$6,142	$7,160	$3,000	$3,549

Total interest expense	1,416	1,795	689	882

Net interest income	4,726	5,365	2,311	2,667

Provision for loan losses	3,719	988	2,973	375

Net interest income after provision
for loan losses	1,007	4,377	(662)	2,292

Noninterest income	321	317	162	173

Noninterest expense	4,126	4,119	2,122	2,059

Income before taxes	(2,798)	575	(2,622)	406

Income tax provision	(1,131)	240	(1,047)	182

Net income	$(1,667)	$335	$(1,575)	$224

Net income per common share:

basic and diluted	$(0.34)	$0.07	$(0.32)	$0.04

Weighted average number of shares of common stock outstanding	4,950,014	5,027,968	4,939,606	5,015,095

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Return on average assets (ratio of net income
to average total assets)	-0.65%	0.13%	-1.83%	0.26%

Return on average equity (ratio of net income
to average equity)	(5.43)	1.09	(15.43)	2.19

Net interest rate spread	2.98	3.28	2.88	3.26

Net interest margin on average interest-earning
assets	3.06	3.38	2.97	3.36

Average interest-earning assets to average
interest-bearing liabilities	109.18	108.83	110.56	108.90

Operating expense ratio (noninterest expenses
to average total assets)	1.60	1.57	2.47	2.35

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	81.75	72.49	85.81	72.50

	(Unaudited)
	At or For the
	Six Months Ended,
	December 31,	December 31,
	2012	2011
Asset Quality Ratios:

Non-performing loans to total loans	6.54%	6.28%

Non-performing assets to total assets	4.82	4.49

Net charge-offs to average loans outstanding	0.61	0.20

Allowance for loan losses to non-performing loans	33.71	16.93

Allowance for loan losses to total loans	2.20	1.06

Capital Ratios:

Equity to total assets at end of period	11.36%	11.63%

Average equity to average assets	11.89	11.69

Number of Offices	5	5